EXECUTION VERSION

STOCK PURCHASE AGREEMENT

between

Tower Automotive Holdings Asia B.V.

Tower Automotive International Holdings B.V.

and

SJ Holdings, Inc.

Dated: December 28, 2012

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 28, 2012 by the following parties (each a “Party” and collectively, the “Parties”):

(1)	Tower Automotive Holdings Asia B.V., a private company with limited liability organized and existing under the Laws of The Netherlands, with corporate seat in Baarn, The Netherlands and having its address at Oude Utrechtseweg 16, 3743KN Baarn, The Netherlands and Tower Automotive International Holdings B.V., a private company with limited liability organized and existing under the Laws of The Netherlands, with corporate seat in Baarn, The Netherlands and having its address at Oude Utrechtseweg 16, 3743KN Baarn, The Netherlands (collectively, “Sellers”); and

(2)	SJ Holdings, Inc., a company organized and existing under the Laws of Korea, with address at 257 Hyohang-ro Hwasung-si, Gyeonggi-do, Korea (“Buyer”).

RECITALS:

WHEREAS, Sellers are the registered and beneficial owners of 4,247,370 shares (the “Shares”) of Seojin Industrial Company Ltd., a company organized and existing under the Laws of Korea (the “Company”), representing approximately 68.75% of the issued shares of the Company (the total issued shares of the Company consist of (i) 2,229,230 shares held by Tower Automotive Holdings Asia B.V., (ii) 2,018,140 shares held by Tower Automotive International Holdings B.V. and (iii) 1,930,619 treasury shares held by the Company (the “Treasury Shares”)); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all of the Shares owned by Sellers upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.         Certain Terms.

“Affiliate” means, with respect to any Person, any other Person who (at the time when the determination is to be made), directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

1

“Affiliate Transaction” means any transaction between the Company and (i) any of its Affiliates or (ii) a Seller or its Affiliate.

“Agreement” has the meaning set forth in the Preamble hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Seoul, Korea, or the City of New York, New York.

“Buyer” has the meaning set forth in the Preamble hereof.

“Capital Gains Tax” means capital gains Tax with respect to any consideration payable to Sellers under this Agreement.

“Closing” has the meaning set forth in Section 3.01 hereof.

“Closing Date” has the meaning set forth in Section 3.01 hereof.

“Company” has the meaning set forth in the Recitals hereof.

“Competitive Business” has the meaning set forth in Section 6.01 hereof.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or similar ownership interests, by contract or otherwise.

“Dispute” has the meaning set forth in Section 9.08 hereof.

“Environmental Law” means any Law relating to pollution or protection of the environment, health and safety or the use, handling, transportation, treatment, storage, disposal, release or discharge of wastes, effluents, emissions, hazardous materials, pollutants and contaminants.

“Escrow Agreement” has the meaning set forth in Section 2.02(b)(iii) hereof.

“Escrow Payment” has the meaning set forth in Section 2.02(b)(iii) hereof.

“Financial Statements” means the Company’s audited (i) balance sheets as of December 31, 2009, 2010 and 2011, (ii) income statements for the fiscal years 2009, 2010 and 2011, (iii) statements of changes in equity for fiscal years 2009, 2010 and 2011 and (iv) statements of cash flows for the fiscal years 2009, 2010 and 2011, and (v) the notes thereto.

“First Tranche Payment” has the meaning set forth in Section 2.02(b)(i) hereof.

2

“GAAP” means generally accepted accounting principles of Korea as in effect from time to time.

“Governmental Approval” means permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, clearances from, or filings or registrations with, any Governmental Authority (as defined below) or any waiting period imposed by applicable Laws.

“Governmental Authority” means any Korean or foreign government or political subdivision or department of such Korean or foreign government or political subdivision, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, any stock exchange or any court.

“Interim Financial Statements” means the Company’s unaudited (i) balance sheet as of June 30, 2012, (ii) income statement for the period from January 1, 2012 to June 30, 2012 and (iii) statement of cash flows for the period from January 1, 2012 to June 30, 2012.

“Korea” means the Republic of Korea.

“Law” means the constitution, law, order, ordinance, regulation, public notice, guidance or other rule with legal effect.

“Lien” means any mortgage, pledge, lien, security interest, conditional sale agreement, title retention agreement, encumbrance or other similar restrictions or limitations.

“Losses” means any losses, liabilities, damages, interest or expenses, including reasonable attorneys’ and accountants’ fees.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company; provided that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of Transaction; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industry in which the Company participates, the Korean economy or any other economy where the Company does business or the capital markets or the markets in which the Company operates; (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation thereof; and (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, including acts or omissions of the Company carried out (or omitted to be carried out) pursuant to this Agreement (in case of (b) and (c) above, except for those having a disproportionately adverse effect on the Company).

3

“Non-Disclosure Agreement” has the meaning set forth in Section 9.01(a) hereof.

“Notice” has the meaning set forth in Section 9.03 hereof.

“Ordinary Course of Business” means the ordinary course and normal day-to-day conduct of the Company’s business, consistent with past practice.

“Party” has the meaning set forth in the Preamble hereof.

“Person” means any individual, partnership, corporation, association, trust, unincorporated organization or other entity, including any Governmental Authority.

“PRC” has the meaning set forth in Section 6.05 hereof.

“PRC Affiliate” has the meaning set forth in Section 6.05 hereof.

“Purchase Price” has the meaning set forth in Section 2.02 hereof.

“Second Tranche Payment” has the meaning set forth in Section 2.02(b)(ii) hereof.

“Securities Transaction Tax” means the applicable securities transaction tax that Buyer is obligated to withhold from the Purchase Price and pay to the Korean tax authority.

“Sellers” has the meaning set forth in the Preamble hereof.

“Shares” has the meaning set forth in Recitals hereof.

“Share Pledge Agreement” has the meaning set forth in Section 2.03 hereof.

“TAOU I” has the meaning set forth in Section 6.03 hereof.

“Tax” means all taxes, including any interest, fines, penalties or additions to tax that may become payable in respect of such taxes, imposed by any Governmental Authority, including Korean and other income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers’ compensation taxes, and other obligations of the same or of a similar nature.

“Tower Guaranty” shall have the meaning set forth in Section 7.03 hereof.

4

“Transaction” means the sale and purchase of the Shares and any other related and necessary transactions contemplated by this Agreement.

“Treasury Shares” has the meaning set forth in the Recitals.

Section 1.02.         Construction. Unless otherwise provided in this Agreement, (a) references to this “Agreement,” other agreements or documents are to this Agreement, other agreements or documents as amended, modified, or supplemented from time to time; (b) the term “include” or “including” used in this Agreement shall be deemed to be followed by the clause “without limitation”; (c) a singular noun shall be interpreted to include its plural form, and the opposite shall be the same; and (d) the number of days referred to in this Agreement shall mean the number of calendar days unless expressly described as “Business Day.” The accounting terminology that is used in this Agreement, but not expressly defined herein shall be interpreted in accordance with GAAP. The Schedules and Exhibits referred to herein shall be construed with and deemed an integral part hereof to the same extent as if they were set forth verbatim herein. Headings of Articles and Sections in this Agreement are for convenience purposes only and shall not substantively affect the terms hereof. For purposes of this Agreement, the term “Knowledge of Sellers” shall mean the actual knowledge of the officers of the Company (i.e., isa in Korean and above).

ARTICLE II

PURCHASE AND SALE

Section 2.01.          Purchase and Sale of Shares. At the closing provided for in Section 3.01, upon the terms and subject to the conditions of this Agreement, Sellers shall sell and transfer to Buyer, and Buyer shall purchase and acquire from Sellers, all of the Shares.

Section 2.02.          Purchase Price.

(a)          The aggregate consideration for the Shares payable by Buyer shall be equal to fifty billion (50,000,000,000) Korean Won (the “Purchase Price”). Schedule 1 attached hereto sets forth the portion of the Purchase Price payable to each Seller.

(b)          The Parties agree that the Purchase Price shall be paid in installments, as follows:

(i)          On the Closing Date, Buyer shall pay twenty five billion (25,000,000,000) Korean Won, which is equal to (A) fifty percent (50%) of the Purchase Price less (B) the amount of the Securities Transaction Tax (the “First Tranche Payment”);

5

(ii)         On or before January 31, 2013, Buyer shall pay twenty-five billion (25,000,000,000) Korean Won plus the interest accrued thereon from the Closing Date through and including the date of payment under this Section 2.02(b)(ii) at two point seventy nine percent (2.79%) per annum (the “Second Tranche Payment”);

(iii)        At the time of, and as part of, the Second Tranche Payment, Buyer shall pay five billion (5,000,000,000) Korean Won into an escrow account (the “Escrow Account”; such payment, the “Escrow Payment”). Simultaneously with the Escrow Payment, the Parties will enter into an escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit A hereto, to set forth the rights and obligations of the Parties with respect to the Escrow Payment.

(c)          The funds in the Escrow Account shall be released in the following manner:

(i)          If the tax indemnification obligation of Sellers under Section 7.02 hereof is confirmed pursuant to the agreement of the Parties or pursuant to a final judgment of a court of competent jurisdiction, the Parties shall cooperate and take the necessary steps to effect release of such amount to Buyer.

(ii)         If there are any amounts remaining in the Escrow Account on the first anniversary of the Closing Date, the amount in excess of the outstanding indemnification claim made by Buyer pursuant to Section 7.02 shall be released to Sellers, and Buyer shall render full cooperation and take the necessary steps to effect release of such amount to Sellers.

(iii)        With respect to the amount subject to any dispute or conflicting claims between Sellers and Buyer at the time of the first anniversary of the Closing Date, such amount shall be held in the Escrow Account until (and released to Sellers or Buyer, as the case may be, when) such conflicting or disputed claims or demands have been determined by a final judgment of a court of competent jurisdiction, which is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in writing.

Buyer shall pay each of Sellers its respective portion of the First Tranche Payment and the Second Tranche Payment, as the case may be, by wire transfer of immediately available funds in Korean Won to a bank account of each of Sellers as set forth below:

Name of Bank:	J.P.Morgan Chase Bank N.A., Seoul Branch
Account Number:	0076955709
Name of Holder:	Tower Automotive International Holdings BV

6

Name of Bank:	J.P.Morgan Chase Bank N.A., Seoul Branch
Account Number:	0076955710
Name of Holder:	Tower Automotive Holdings Asia BV

(d)          The Parties acknowledge and agree that Buyer’s obligation to pay the Second Tranche Payment is absolute and unconditional, and any failure on the part of Buyer to pay the Second Tranche Payment in full in accordance with this Section 2.02 shall result in the right of Sellers as pledgees to the enforcement of the pledge interest as set forth in Section 2.03 hereof.

(e)          The Parties further acknowledge and agree that the Second Tranche Payment shall not be subject to any right of set-off or deduction by Buyer on the ground of the indemnification obligation of Sellers under Section 7.02 hereof or otherwise.

Section 2.03.         Share Pledge.

(a)          On the Closing Date, Sellers and Buyer shall enter into a share pledge agreement substantially in the form of Exhibit B (the “Share Pledge Agreement”), which shall have Sellers as the pledgees, establishing pledge over all of the Shares delivered to Buyer on the Closing Date.

(b)          On the Closing Date, in accordance with the Share Pledge Agreement, Buyer shall pledge to Sellers all of the Shares purchased by Buyer pursuant to this Agreement, which shall serve as collateral to secure Buyer’s obligation to make the Second Tranche Payment.

(c)          Upon satisfaction by Buyer of its obligation to make the Second Tranche Payment, Sellers shall return the Shares to Buyer, and take all steps necessary to terminate the pledge established over the Shares. In the event of the failure by Buyer to make the Second Tranche Payment in full, Sellers shall be entitled to exercise its pledge security interest over the Shares pursuant to the terms of the Share Pledge Agreement.

ARTICLE III

CLOSING; POST-CLOSING MATTERS

Section 3.01.         Time and Place. The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place at the offices of Kim & Chang in Seoul, Korea at 10:00 a.m., Korea time, on the date hereof (the “Closing Date”).

Section 3.02.         Actions at the Closing. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

7

(a)          Buyer shall deliver the First Tranche Payment, less the amount of the Securities Transaction Tax, to Sellers in exchange for the Shares held by Sellers;

(b)          Buyer shall deliver to Sellers:

(i)          Share Pledge Agreement, substantially in the form attached hereto as Exhibit B, duly executed by Buyer;

(ii)         a receipt acknowledging Buyer’s receipt of the original share certificates representing the Shares held by Sellers.

(c)          Sellers shall deliver or cause to be delivered to Buyer:

(i)          the original share certificates representing the Shares, which shall be duly endorsed in the name of Buyer;

(ii)         a receipt, certifying their receipt in full of the First Tranche Payment;

(iii)        a certified copy of the shareholders’ registry of the Company reflecting Buyer as the sole owner of the Shares;

(iv)        Share Pledge Agreement, substantially in the form attached hereto as Exhibit B, duly executed by Buyer;

(v)         the Tower Guaranty, substantially in the form attached hereto as Exhibit C, duly executed by Tower International Inc.;

(vi)        a legal opinion from Dutch legal counsel in form and substance reasonably satisfactory to Buyer, on the authorization of this Agreement and the Transaction;

(vii)       duly sealed or signed voluntary resignation letters of the Company’s registered directors and statutory auditor effective as of the Closing, together with all other documents required for the registration of such resignation with the courts of competent jurisdiction in accordance with applicable Law; and

(viii)      a legal opinion from U.S. legal counsel in form and substance reasonably satisfactory to Buyer, on the authorization and enforceability of the Tower Guaranty.

8

(d)          Each Party shall deliver the copies of the minutes of the meeting of the board of directors or other internal authorization documents approving the execution and performance of this Agreement and the Transaction to the other Party (for the purposes of this Section 3.02, Sellers shall be deemed to be one Party vis-à-vis Buyer).

(e)          Immediately upon the Closing and on the Closing Date, the Parties shall cooperate and take all necessary action to register Sellers as the pledgees of the Shares (“Jil-kwon” in Korean) pursuant to the terms of the Share Pledge Agreement, which includes delivering the share certificates evidencing all of the Shares to Sellers.

Section 3.03.         Post-Closing Actions of Buyer. At the time of Buyer’s payment of the Second Tranche Payment, the Parties shall consummate the following transactions:

(a)          Buyer shall deliver the Second Tranche Payment; and

(b)          Sellers shall deliver a receipt, certifying their receipt in full of the Second Tranche Payment and take all steps necessary to terminate the pledge established over the Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer that the statements contained in Article IV are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

Section 4.01.          Organization, Qualification, and Corporate Power.

(a)          Sellers (i) are companies duly organized and validly existing under the Laws of the Netherlands, and (ii) have all requisite power and authority to own and sell the Shares.

(b)          The Company is a corporation duly organized and validly existing under the Laws of Korea. The Company has all requisite corporate power and authority to own and operate its properties and assets and carry on its business as it has been and is now conducted. Sellers have furnished to Buyer complete and accurate copies of the Company’s articles of incorporation.

Section 4.02.          Capitalization. The authorized capital stock of the Company consists of 12,000,000 shares of common stock, par value Korean Won 5,000 per share, of which 6,177,989 shares are issued (comprising (i) 2,229,230 shares held by Tower Automotive Holdings Asia BV, (ii) 2,018,140 shares held by Tower Automotive International Holdings BV and (iii) 1,930,619 Treasury Shares). All of such issued shares of common stock have been duly and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other instruments or agreements giving any Person the right to acquire any capital stock of the Company other than this Agreement. There are no outstanding agreements or commitments to which the Company is a party or that are binding upon the Company providing for the issuance or redemption of any shares of its capital stock.

9

Section 4.03.         Title to Shares. Sellers are the registered legal and beneficial owners of the Shares. Upon consummation of the Closing contemplated herein, Buyer will have acquired from Sellers good and marketable title to the Shares, free and clear of all Liens.

Section 4.04.         Authorization of Agreement; Enforceability. Sellers have the corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery by Sellers of this Agreement and the performance by Sellers of their obligations hereunder have been duly authorized by all necessary corporate or other action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 4.05.         Non-Contravention. The execution, delivery and performance by Sellers of this Agreement will not: (a) violate any provision of charter, bylaws, articles of incorporation or other constitutional documents of Sellers or the Company, (b) violate any applicable Law or Governmental Approval applicable to Sellers or any of their properties or assets; (c) constitute a breach of any material contract or obligations legally binding on Sellers or the Company; or (d) result in the creation or imposition of any Lien on any of the material assets of the Company.

Section 4.06.         No Proceeding. Except as set forth in Schedule 4.06 hereto, (a) there is no material suit, action or proceeding pending or, to the Knowledge of Sellers, threatened against or affecting the Company, (b) the Company is not in default under any judgment, order or decree of any Governmental Authority applicable to the Company and (c) there is no suit, action or proceeding pending or, to the Knowledge of Sellers, threatened that would impede in any material respect the ability of Sellers to consummate the Transaction.

Section 4.07.         Financial Statements. The Financial Statements and the Interim Financial Statements were prepared in accordance with GAAP, and present fairly the financial condition of the Company (including its assets, liabilities and contingent liabilities) as of the dates thereof and the results of operations of the Company for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. All accounts payable of the Company have arisen in the Ordinary Course of Business. All notes and accounts receivable of the Company are valid receivables arising in the Ordinary Course of Business.

10

Section 4.08.         Permits and Licenses. Except as set forth in Schedule 4.08 hereto, the Company has obtained and maintains in full force and effect all material Governmental Approvals required to operate its current business. The Company has not violated and is not currently in violation of the terms of such material Governmental Approvals.

Section 4.09.         Taxes. The Company has duly filed all Tax returns that are required to have been filed with the appropriate taxing authorities and have paid all Taxes due and owed by it. Each filed Tax return is accurate in all material respects. All Taxes that the Company is required by applicable Laws to hold or collect have been duly withheld and collected (and remitted to the appropriate Governmental Authority as required).

Section 4.10.         Liabilities. The Company does not have any material contingent or off-balance sheet liabilities or financial obligations, except for (a) liabilities which are adequately reflected or reserved against in the Financial Statements or the Interim Financial Statements, and (b) liabilities incurred since the date of the Financial Statements in the Ordinary Course of Business.

Section 4.11.         Adverse Changes. Except as set forth in Schedule 4.11 hereto, since December 31, 2011, there has not been any event or circumstance which results in or is reasonably expected to result in a Material Adverse Effect.

Section 4.12.         Material Contracts. Each of the contracts to which the Company is a party and are material to the Company’s business is (a) in effect and valid, and the Company is not in material breach or default thereunder; and (b) no such contract contains (i) a change of control or any other provision that would allow or enable the counter-party thereto to terminate such contract or to require a Company to pay damages, solely as a result of the Transaction, (ii) a joint venture agreement or other agreement involving a sharing of profits or losses of the Company with any other Person, or (iii) an agreement providing for the guarantee or provision of securities by the Company of the obligations or liabilities of any other Persons.

Section 4.13.         Property and Other Assets. The Company owns and has good and marketable title to, or has valid leases or licenses to use, all the material assets used, leased or licensed by, the Company.

Section 4.14.         Intellectual Property. The Company has good and valid title to and ownership of, or valid license or other consent to use, all intellectual properties material to the conduct of its business. To the Knowledge of Sellers, the Company’s use of such intellectual properties has not infringed, and does not infringe, any intellectual property rights of third parties.

11

Section 4.15.         Labor. The Company (a) has complied with all employment agreements, employment regulations, collective bargaining agreements and wage agreements in all material respects, and (b) is in compliance with all applicable Laws relating to the Company’s employment regulations, annual salaries, allowances, overtime/nighttime work, industrial relations, labor standards, mandatory severance benefits, dispatched employees, irregular workers, contractual workers, independent contractors, foreign employees, employment of veterans, labor-management council and social insurance in all material respects. There is not any pending or, to the Knowledge of Sellers, threatened labor dispute affecting the Company, including any strike, slowdown, work stoppage or lockout, nor any pending or, to the Knowledge of Sellers, threatened action or grievance against the Company by or in respect of its employees.

Section 4.16.         Environmental. The Company has not received any notice from any Governmental Authority asserting any material noncompliance with Environmental Laws, or threatening to revoke, cancel, adversely modify or refuse to renew any material Government Approvals under Environmental Laws.

Section 4.17.         Affiliate Transactions. All Affiliate Transactions have been duly executed and authorized by all necessary corporate and other action of the Company (including approval of board of directors of the Company, if required), entered into on an arm’s length basis, and are in compliance with applicable Law in all material respects.

Section 4.18.         Brokers and Finders. The Company is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the Transaction.

Section 4.19.         Compliance with Laws. The Company is, and has been, in all material respects, in compliance with, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation of, any Law applicable to it.

Section 4.20.         No Guarantee for Bonds. Neither the representative director of the Company nor Sellers have guaranteed the bonds issued by the Company in accordance with subscription agreements entered into (i) between the Company and Woori Investment and Securities Co., Ltd. dated as of April 21, 2010 and (ii) between the Company and Tongyang Securities Co., Ltd. dated as of May 14, 2012, respectively.

Section 4.21.         No Other Sellers’ Representations and Warranties.

(a)        Buyer explicitly acknowledges to purchase and acquire the Shares and the Company’s business in the condition they are in as of the date hereof based upon its own inspection, examination and determination with respect thereto without reliance upon any express or implied representations, warranties or guarantees of any nature made by Sellers except for the representations and warranties explicitly given by Sellers under this Article IV.

12

(b)          Without limiting the generality of the foregoing, Buyer acknowledges that Sellers have made no representation, warranty or guarantee with respect to any projections, estimates or budgets delivered or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Company or any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company’s business, except as expressly set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in Article V are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

Section 5.01.         Authorization of Agreement; Enforceability. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all necessary corporate or other action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Sellers, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 5.02.         Organization and Corporate Power. Buyer (a) is a corporation duly organized and validly existing under the Laws of Korea; and (b) has all requisite corporate power to purchase and hold the Shares.

Section 5.03.         Non-Contravention. The execution, delivery and performance by Buyer of this Agreement will not: (a) violate any provision of Buyer’s charter, bylaws, articles of incorporation or other constitutional documents, (b) violate any applicable Law or Governmental Approval applicable to Buyer or any of its properties or assets; or (c) constitute a breach of any contract or other obligations legally binding on Buyer.

Section 5.04.         No Governmental Approval. No Governmental Approval is required to be obtained by Buyer prior to the Closing under the relevant Law in connection with the execution, delivery and performance of this Agreement.

Section 5.05.         Financial Capability. Buyer has sufficient funds to pay the Purchase Price and to consummate the Transaction.

13

Section 5.06.         No Proceeding. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer that, individually or in the aggregate, would impede in any material respect the ability of Buyer to consummate the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01.         Non-Compete. During the period between the Closing Date and the fifth (5th) anniversary thereof, Sellers shall not, directly or indirectly through their Affiliates or otherwise (i) engage in any business in Korea that is competitive with the business of the Company (the “Competitive Business”), (ii) own an interest in, manage, operate, control or participate in (as a partner, member, stockholder, lender, co-venturer, consultant or otherwise) any other Person that engages in a Competitive Business in Korea, excluding any such interest of not more than five percent (5%) of the outstanding equity securities of a publicly traded company held for investment purpose only, or (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company or exercise undue control or influence to disrupt the relationship with such customer, supplier, licensee, licensor, franchisee or other business relation of the Company.

Section 6.02.         Non-Solicitation. During the period between the date hereof and the fifth (5th) anniversary of the Closing Date, Sellers shall not solicit, hire or retain, directly or indirectly through its Affiliates or otherwise, any individual who is (or was within the prior one (1) year) a director or employee of the Company by inducing or attempting to induce any such director or employee to terminate his or her employment by resignation, retirement or otherwise; provided that the foregoing restriction shall not apply to Mr. Mark Malcolm, who is a joint representative director of the Company as of the date hereof.

Section 6.03.         Transition Services. For a period of one (1) year following the Closing Date, Sellers shall continue to provide, or cause to be provided, the services or arrangements for the benefit of the Company on and subject to the terms and conditions set forth in Exhibit D attached hereto, which shall be provided at cost basis. In addition, Sellers shall and shall cause Tower Automotive Operations USA I, LLC (“TAOU I”) and/or any of its Affiliates to (i) effect a one-time transfer of the Company’s databases located on the servers of Sellers, TAOU I or their respective Affiliates to the Company within two (2) months from the Closing Date; (ii) from and after the Closing Date, treat any information or data of the Company located on the servers of Sellers, TAOU I or such Affiliates as strictly confidential and not disclose or use any such information or data for any purpose other than as agreed with or consented by Buyer; and (iii) submit to Buyer a list of users from Sellers, TAOU I or any of their respective Affiliates who are authorized to access the QAD and EAM databases relating to the Company.

14

Section 6.04.         Bid Opportunity on Tooling Business. For a period of three (3) years following the Closing Date, Sellers shall make their commercially reasonable efforts to cause their respective Affiliates to provide the Company with a fair opportunity to bid for the tooling business projects of Sellers’ Affiliates in and outside of Korea.

Section 6.05.         Expatriate Employees in the People’s Republic of China. The Parties acknowledge that, as of the date hereof, the Company has two employees, whose names are identified on Schedule 2 hereto, who are currently on expatriate assignment in the People’s Republic of China (“PRC”) with an Affiliate of Sellers (the “PRC Affiliate”). Buyer agrees to allow the employees to continue their assignment in PRC with the PRC Affiliate for a period of one (1) year from the Closing Date so that they may complete their assignment; provided that said employees shall return to the Company upon the completion of the assignment; provided, further, that Sellers shall procure the PRC Affiliate to pay for the wages of said employees at the level of compensation and benefits payable by the Company to such employees until the completion of the assignment.

ARTICLE VII

INDEMNIFICATION

Section 7.01.         Indemnification following Closing.

(a)          Except as otherwise set forth in Section 7.02 or in case of intentional fraud, neither Party shall be under any obligation to indemnify the other Party in respect of, or hold the other Party harmless against, any Losses incurred or suffered by such other Party, regardless of whether such obligation arises in contract, tort or any other legal theory, resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by such Party in this Agreement.

(b)          Each Party shall indemnify the other Party in respect of, and hold the other Party harmless against, any Losses incurred or suffered by such other Party resulting from or arising out of any breach or non-fulfillment of any covenant, agreement or obligation to be performed under this Agreement.

Section 7.02.         Indemnification by Sellers for Tax Matters.

(a)          Notwithstanding any actual or constructive knowledge of Buyer, Sellers agree to indemnify and hold Buyer harmless from and against the full amount of Losses arising out of any breach of Section 4.09 (Taxes). The specific indemnification obligations of Sellers under this Section 7.02 shall terminate and expire on the fifth (5th) anniversary of the Closing Date.

(b)          If at any time after the date hereof, the competent Governmental Authority determines that Buyer should have withheld any Taxes on capital gains with respect to the sale of the Shares, and as a result assesses Buyer for any such Taxes, then Sellers shall indemnify and hold harmless Buyer for all of such amounts.

15

(c)          In connection with the indemnification obligation of Sellers pursuant to Sections 7.02(a) and 7.02(b), upon receipt of any written notice by Buyer (for purposes of this Section 7.02(c) and Section 7.02(d), the reference to “Buyer” shall be deemed to be a reference to Buyer or the Company, as the case may be) from the applicable Governmental Authority regarding any inquiries or investigation with respect to (A) Taxes and (B) withholding Taxes for capital gains relating to the sale of the Shares (even if such notice does not include an assessment of such Taxes), Buyer shall promptly forward such written notice or notices to Sellers, whereupon Sellers shall immediately be entitled to assume the defense of such matter and begin controlling the defense of such matter specified in such notice with counsel chosen by Sellers. Buyer shall (i) issue and deliver a notarized power of attorney or otherwise take all actions or measures necessary to authorize Sellers to appeal, defend, negotiate and settle any such defense on behalf of Buyer; and (ii) cooperate with Sellers and take all necessary actions as may be reasonably requested by Sellers for the defense of such matter. Notwithstanding the foregoing, however, upon written notice from Buyer to Sellers that Buyer has received a written notice from the relevant Governmental Authority regarding the assessment of Taxes or withholding Taxes for capital gains with respect to the sale of the Shares (a copy of which written notice shall be promptly forwarded to Sellers), Sellers shall promptly take all actions necessary with respect to the applicable Governmental Authority’s assessment notification so that Buyer shall have no liability with respect to any such Taxes owed by Sellers, including the payment of any such Taxes assessed by the applicable Governmental Authority within the relevant due date.

(d)          In any event, Sellers shall not be liable to indemnify Buyer for any Losses if and to the extent that any direct or indirect tax or other financial benefit is realized or is reasonably expected to be realized as a result of such Losses by Buyer.

Section 7.03.         Tower Guaranty. Sellers shall procure and deliver the irrevocable and unconditional guaranty issued by Tower International Inc. on behalf of Sellers, to secure the indemnification obligations of Sellers under Section 7.02 hereof.

ARTICLE VIII

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the date hereof.

Section 8.01.         Taxes. Each Party shall be responsible for the payment of any and all Tax for which it may be liable under applicable Law.

16

Section 8.02.         Cooperation on Tax Matters. Buyer and Sellers shall cooperate, to the extent reasonably requested by the other Party (for the purposes of this Article VIII, Sellers shall be deemed to be one Party vis-à-vis Buyer) in connection with the filing of Tax returns required to be filed pursuant to applicable Law, any audit, litigation or other proceeding with respect to Taxes and preparation of financial statement incorporating the Company’s information. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information that are reasonably relevant to any such filing, audit, litigation, other proceeding or preparation, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer hereby agrees that it shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and to give Sellers at least thirty (30) days written notice prior to transferring, destroying or discarding any such books and records and, if Sellers so request, the Company shall allow Sellers to take possession of such books and records.

Section 8.03.         Capital Gains Tax Exemption Application.

(a)          Sellers shall prepare and provide Buyer with tax exemption applications with respect to any withholding Taxes on any capital gains from the sale of the Shares and Buyer shall file such tax exemption applications with the competent Governmental Authority by the ninth (9th) day of the month immediately following the month during which the Closing takes place, and each Party shall provide the other Party with any and all such assistance and support as are necessary for timely filing of such tax exemption applications.

(b)          Once the application is submitted to the competent Governmental Authority, Buyer should obtain the evidence of filing and deliver the copy of the evidence to Sellers within two (2) Business Days from the filing.  If the competent Governmental Authority provides confirmation of the Capital Gains Tax exemption by affixing the seal on the application, Buyer should deliver the copy of such application on which the confirmation seal is affixed to Sellers within two (2) Business Days from the obtaining of the confirmation seal.

ARTICLE IX

MISCELLANEOUS

Section 9.01.         Confidentiality; Press Releases; Public Announcements.

(a)          The Parties agree that the terms and conditions of this Agreement and the existence of this Agreement shall be deemed to form a part of the Confidential Information under the Non-Disclosure Agreement dated September 27, 2012 (the “Non-Disclosure Agreement”) and agree to keep them confidential in accordance with the Non-Disclosure Agreement.

17

(b)          The Parties mutually undertake to keep the content of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are publicly known or disclosure is required by Law or by a Governmental Authority. Notwithstanding anything to the contrary contained in this Agreement or the Non-Disclosure Agreement, in case the disclosure of this Agreement or its content is required by Law or by a Governmental Authority or if a Party wishes to disclose this Agreement or its content to a stock exchange for reasonable business reasons, such Party shall inform the other Party prior to such disclosure and shall discuss the form and text of such disclosure before making such disclosure.

Section 9.02.         Expenses; Taxes. Except as otherwise provided herein, each Party shall bear its own legal fees, professional fees and other transaction costs incurred relating to the negotiation of, and entry into, this Agreement and the consummation of the transactions contemplated hereby. Each of the Parties shall be solely responsible for any and all Taxes that may be imposed on such Party under applicable Law to bear or pay such Taxes, in connection with the transactions contemplated hereby. For the avoidance of doubt, Sellers shall bear any and all Capital Gains Tax arising from the Transaction.

Section 9.03.         Notices. Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be in writing and delivered by hand, fax, pre-paid first class post, or courier using an internationally recognized courier company. A Notice shall be effective upon receipt.

(a)          A Notice to Sellers shall be sent to the following address, or such other person or address as Sellers may notify to Buyer from time to time:

c/o Tower International Global Headquarters

17672 North Laurel Park Drive, Suite 400E

Livonia, MI 48152

USA

Attention: Mr. Mark Malcolm

Nanette Dudek, Esq.

Facsimile: +1-248-675-6800

with a copy to:

Kim & Chang

Seyang Building

223 Naeja-dong, Jongno-gu

Seoul, Korea

Attention: Shin Kwon Lim, Esq.

Facsimile: +82-2-737-9091

(b)          A Notice to Buyer shall be sent to the following address, or such other person or address as Buyer may notify to Sellers from time to time:

18

Seong Hyun Lee

4F SECO B/D 683-136, Hannam-Dong

Yongsan-Gu, Seoul, Korea

with a copy to:

Bae, Kim & Lee LLC

647-15 Yoksam, Gangnamgu

Seoul, Korea

Attention: Gi-sik Kim, Esq.

Facsimile: +82-2-3404-7302

Section 9.04.         Entire Agreement. Other than the Non-Disclosure Agreement, this Agreement supersedes all previous representations, understandings, or agreements, oral or written, between the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the subject matter hereof. Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

Section 9.05.         Severability. If any of the provisions hereof are held to be invalid or unenforceable under applicable Law, then the remaining provisions shall not be affected, and any such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In such event, the Parties agree that the provisions hereof shall be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to any provisions held to be invalid or unenforceable.

Section 9.06.         No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party, including any creditor, any remedy, claim, liability, reimbursement, cause of action or other right.

Section 9.07.         Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with the Laws of Korea, without giving effect to the conflict of laws principles thereof.

Section 9.08.         Dispute Resolution. In the event of any dispute, controversy or claim in connection with or arising out of the existence, validity, construction or performance of this Agreement, or the breach, termination or invalidity hereof (each a “Dispute”), the Parties shall seek to amicably settle or resolve such Dispute through negotiations in good faith. Any Disputes shall be referred to and resolved by the Seoul Central District Court of Korea. The Parties hereby submit to the exclusive jurisdiction of the Seoul Central District Court in Seoul, Korea as the court of first instance.

19

Section 9.09.         Enforcement. Each Party acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that each Party, in addition to and without limiting any other remedy or right it may have, in accordance with this Section 9.09, shall be entitled to apply to a court of competent jurisdiction may deem just and proper in order to enforce this Agreement or prevent any violation of its terms and each Party waives any objection to the imposition of relief of an equitable nature if warranted.

Section 9.10.         Language. This Agreement is made only in the English language. In the event of any conflict between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

Section 9.11.         Amendments; Waivers. This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties. The failure or delay of a Party to require performance by another Party of any provision of this Agreement shall not affect its right to require performance of such provision.

Section 9.12.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Each counterpart may be delivered by facsimile or computer-scanned image transmission. The transmission by facsimile or e-mail of a copy of the signature page hereto reflecting the execution of this Agreement by any Party shall be effective to evidence such Party’s intention to be bound by this Agreement and such Party’s agreement to the terms, provisions and conditions hereof, all without the necessity of having to produce an original copy of such signature page.

Section 9.13.         Assignment. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without obtaining the prior written consent of the other Parties.

(Signature Page Follows)

20

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written.

SELLERS:

Tower Automotive Holdings Asia B.V.

By:	/s/ James C. Gouin
Name: James C. Gouin
Title: Director

By:	/s/ Miljko Rajkovic
Name: Miljko Rajkovic
Title: Director

Tower Automotive International Holdings B.V.

By:	/s/ James C. Gouin
Name: James C. Gouin
Title: Director

By:	/s/ Miljko Rajkovic
Name: Miljko Rajkovic
Title: Director

[Signature Page to Stock Purchase Agreement]

BUYER:

SJ Holdings Inc.

By:	/s/ Ha Byung Jo
Name: Ha Byung Jo
Title: CEO

[Signature Page to Stock Purchase Agreement]

2

Schedule 1

(Details of Purchase Price and Shares)

A.	Purchase Price Allocation

(1)	(2)	(3)		(4)		(5)
Name of Seller	Number of Purchased Shares	Purchase Price Allocation		Securities Transaction Tax		Net Purchase Price

Tower Automotive Holdings Asia B.V.	2,229,230	~~W~~	26,242,479,416	~~W~~	131,212, 397	~~W~~	26,111,267,019
Tower Automotive International Holdings B.V.	2,018,140	~~W~~	23,757,520,584	~~W~~	118,787,603	~~W~~	23,638,732,981
TOTAL	4,247,370	~~W~~	50,000,000,000	~~W~~	250,000,000	~~W~~	49,750,000,000

B.	First Tranche Payment Payable on the Closing Date

(1)	(2)		(3)		(4)
Name of Seller Receiving Payment	Allocation of 50% of Purchase Price*		Less Securities Transaction Tax**		Amount Due and Payable by Buyer

Tower Automotive Holdings Asia B.V.	~~W~~	13,616,150,000	~~W~~	131,212,397	~~W~~	13,484,937,603
Tower Automotive International Holdings B.V.	~~W~~	11,383,850,000	~~W~~	118,787,603	~~W~~	11,265,062,397
TOTAL	~~W~~	25,000,000,000	~~W~~	250,000,000	~~W~~	24,750,000,000

Note (*): Allocation of the First Tranche Payment is as follows (1) KRW 2 billion to Tower Automotive Holdings Asia B.V., (2) KRW 23 billion to Tower Automotive Holdings Asia B.V. and Tower Automotive International Holdings B.V., pro rata to their pre-closing shareholding ratios of 50.505 and 49.495, respectively. KRW 25 billion, which represents the balance of the Purchase Price, will be allocated between Tower Automotive Holdings Asia B.V. and Tower Automotive International Holdings B.V. at the ratio of 50.505 to 49.495, respectively.

Note (**): The Securities Transaction Tax will be withheld and paid in full in connection with the First Tranche Payment.

i

Exhibit A

(Form of Escrow Agreement)

Approved Form

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of January [•], 2013, is entered into by and among:

(1)	SJ Holdings, Inc., a company organized and existing under the Laws of Korea (the “Buyer”); and

(2)	Tower Automotive Holdings Asia B.V., a private company with limited liability organized and existing under the Laws of The Netherlands, with corporate seat in Baarn, The Netherlands and having its address at Oude Utrechtseweg 16, 3743KN Baarn, The Netherlands and Tower Automotive International Holdings B.V., a private company with limited liability organized and existing under the Laws of The Netherlands, with corporate seat in Baarn, The Netherlands and having its address at Oude Utrechtseweg 16, 3743KN Baarn, The Netherlands (each a “Seller” and collectively, the “Sellers”); and

(3)	Korea Exchange Bank (Naeja-dong Branch), a company duly organized and existing under the laws of the Republic of Korea, having its office at 223 Seyang Building 1F, Naeja-dong, Jongno-gu, Seoul, Korea (the “Escrow Agent”).

Each of the parties to this Agreement may individually be referred to hereinafter as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Sellers and Buyer entered into that certain Stock Purchase Agreement (the “SPA”), dated as of December 28, 2012, relating to the sale and purchase of certain shares of common stock of SEOJIN INDUSTRIAL CO., LTD., a company organized and existing under the laws of the Republic of Korea;

WHEREAS, Section 2.02(b)(iii) of the SPA provides that Buyer shall deposit a total of KRW5,000,000,000 (the “Escrow Amount”) in an interest-bearing cash deposit account established with the Escrow Agent pursuant to this Agreement (the “Escrow Account”), as partial recourse for any claims for indemnification against Sellers under Section 7.02 of the SPA; and

WHEREAS, Sellers and Buyer agree to appoint the Escrow Agent as escrow agent in respect of the Escrow Amount and the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

Article 1.	Appointment of Escrow Agent

Sellers and Buyer hereby appoint the Escrow Agent as their escrow agent to receive, hold, safeguard and disburse the Escrow Amount, and the Escrow Agent hereby agrees to undertake the responsibility in good faith to receive, hold, safeguard and disburse the Escrow Amount, in accordance with the terms and conditions of this Agreement.

1

Approved Form

Article 2.	Establishment of Escrow Account

2.1	The Parties agree to utilize as the Escrow Account the following bank account opened at the Escrow Agent in the name of Buyer and Sellers. The Escrow Amount shall be held in the Escrow Account.

Bank	Korea Exchange Bank, Naeja-dong Branch
Address	223 Seyang Building 1F, Naeja-dong, Jongno-gu, Seoul, Korea
Bank account number	[•]
Bank account holder name	Joint account holders: • SJ Holdings, Inc. • Tower Automotive Holdings Asia B.V. • Tower Automotive International Holdings B.V.

2.2	Buyer shall deposit the Escrow Amount into the Escrow Account on date when Buyer makes the Second Tranche Payment pursuant to Section 2.02 of the SPA.

2.3	Any interest generated from the Escrow Account (subject to any deduction of tax at source, if applicable), shall be retained in the Escrow Account for the benefit of the party entitled to the Escrow Amount.

Article 3.	Administration of Escrow Amount

The Escrow Agent shall invest, use or otherwise dispose of the Escrow Amount in the Escrow Account only in accordance with the terms of this Agreement.

Article 4.	Disbursements of Escrow Amount

4.1	The Escrow Agent shall at all times maintain the Escrow Amount in the Escrow Account, until the Escrow Amount is disposed of in accordance with this Article 4.

4.2	Subject to Article 4.3 below, the Escrow Agent shall be authorized to distribute the full amount or a portion of the Escrow Amount only upon the receipt of joint written instructions (the form of which is attached hereto as Exhibit A) signed by Buyer and Sellers authorizing the release of all or a portion of the Escrow Amount. In this case, the Escrow Agent shall distribute the amount as provided in such instructions. In the event the joint instructions are provided before 3 p.m. on a Business Day, the Escrow Agent shall distribute the specified amount as promptly as practicable. If the joint instructions are provided on a non-Business Day, or after 3 p.m. on a Business Day, the notice may be deemed to have been given on the next Business Day.

4.3	The Escrow Agent shall also be authorized to distribute the full amount or a portion of the Escrow Amount to the extent that the Escrow Agent is directed to make such payment by a final and non-appealable order of a court of competent jurisdiction obtained in accordance with the SPA. In this case, the Escrow Agent shall distribute the specified amount within three (3) Business Days of receipt of the relevant order.

2

Approved Form

Article 5.	Duties of Escrow Agent

5.1	The Escrow Agent shall not be liable for any loss, liability, claim, action, damage or expense arising out of or in connection with its performance of or failure to perform any of its obligations under this Agreement, save as are caused by its own fraud, negligence or willful breach of its duties or obligations hereunder. The Escrow Agent shall hold Sellers and Buyer harmless from any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorney’s fees and disbursements arising out of any fraud, negligence or willful breach by the Escrow Agent of its duties or obligations hereunder.

5.2	The Escrow Agent does not have any interest in the Escrow Amount deposited hereunder but is serving as escrow holder only and has only possession thereof.

5.3	The Escrow Agent agrees not to charge a fee for providing the escrow services provided hereunder.

Article 6.	Termination

6.1	This Agreement shall be terminated upon release of the full amount of the Escrow Amount pursuant to Article 4 above.

6.2	Upon termination of this Agreement in accordance with Article 6.1 above, the Escrow Agent shall promptly close the Escrow Account.

Article 7.	Miscellaneous

7.1	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the SPA.

7.2	Amendments, Changes and Modifications. This Agreement shall not be amended, changed, modified, altered or terminated, unless the prior written approval of each of the Parties is obtained. This Agreement shall not be amended by an oral agreement.

7.3	Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall constitute an original but all of which together shall constitute one and the same instrument.

7.4	No Third Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any person or entity, other than the Parties.

7.5	Assignment. This Agreement may not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties, and any assignment in violation of this requirement shall be void; provided, however, Buyer may assign its rights and obligations under this Agreement to any affiliate of Buyer without the prior written consent of the other Parties.

7.6	Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission); or (b) on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), to the Parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the Parties by like notice):

3

Approved Form

if to Sellers:

[•]

if to Buyer:

[•]

if to the Escrow Agent:

Korea Exchange Bank, Naeja-dong Branch

223 Seyang Building 1F, Naeja-dong

Jongno-gu, Seoul, Korea

Attention: [•]

Facsimile: 82-2-725-7173

7.7	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea in all respects, including matters of construction, validity and performance. Any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Seoul Central District Court.

[Signature page follows]

4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Tower Automotive Holdings Asia B.V.

By:
Name:
Title:

By:
Name:
Title:

Tower Automotive International Holdings B.V.

By:
Name:
Title:

By:
Name:
Title:

SJ HOLDINGS, INC.

By:
Name:
Title:

KOREA EXCHANGE BANK

By:
Name:
Title:

Exhibit A

Form of Joint Written Instructions

[Date]

Korea Exchange Bank, as Escrow Agent

Naeja-dong Branch

Seyang Building

223 Naeja-Dong

Jongno-Gu, Seoul 110-720

To Whom It May Concern,

Pursuant to the Escrow Agreement dated January [•], 2013 (the “Escrow Agreement”) by and among Sellers, Buyer and the Escrow Agent, please find the following instructions with regard to the Escrow Amount. All capitalized terms referred to herein are defined in the Escrow Agreement.

These instructions are being provided to you in accordance with Article 4.2 of the Escrow Agreement. You are instructed to pay the amount specified below to the account specified below, out of the Escrow Account.

Amount

[            ]

Account

Bank Name:

Bank Account Number:

Bank Account Holder Name:

[Signature page follows]

BUYER:

SJ HOLDINGS, INC.

By: ____________________

Name: _________________

Title: __________________

SELLERS:

Tower Automotive Holdings Asia B.V.

By:
Name:
Title:

By:
Name:
Title:

Tower Automotive International Holdings B.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Joint Written Instructions]

Exhibit B

(Form of Share Pledge Agreement)

SHARE PLEDGE AGREEMENT

THIS SHARE PLEDGE AGREEMENT (this “Pledge Agreement”) is entered into as of December 28, 2012, by and between:

(1)	SJ Holdings, Inc., a company organized and existing under the Laws of Korea (the “Pledgor”); and

(2)	Tower Automotive Holdings Asia B.V., a private company with limited liability organized and existing under the Laws of The Netherlands, with corporate seat in Baarn, The Netherlands and having its address at Oude Utrechtseweg 16, 3743KN Baarn, The Netherlands and Tower Automotive International Holdings B.V., a private company with limited liability organized and existing under the Laws of The Netherlands, with corporate seat in Baarn, The Netherlands and having its address at Oude Utrechtseweg 16, 3743KN Baarn, The Netherlands (each a “Pledgee”, which term shall include their respective successors, transferees and assigns; collectively, the “Pledgees”).

RECITALS

WHEREAS:

(A)	Pursuant to that certain Stock Purchase Agreement, dated as of the date hereof, by and between the Pledgor, as buyer and the Pledgees, as sellers (the “SPA”), the Pledgees have agreed to sell certain shares (the “Subject Shares”) of Seojin Industrial Co., Ltd., a corporation incorporated under the Laws of Korea (the “Company”) to the Pledgor on and subject to the terms and conditions set forth therein and have consummated the sale and transfer of the Subject Shares to the Pledgor pursuant to the SPA.

(B)	The Pledgor has become the legal and beneficial owner of the Subject Shares as a result of the consummation of the purchase and acquisition pursuant to the SPA.

(C)	It is a requirement under the SPA that the Pledgor enter into this Pledge Agreement and grant a first priority pledge over all Subject Shares owned by the Pledgor for the Pledgees pursuant to the terms and conditions herein.

NOW, THEREFORE, it is agreed as follows:

Section 1.	Interpretation

Words and expressions defined in the SPA shall, unless otherwise defined herein or the context otherwise requires, have the same meaning when used in this Pledge Agreement. References to any agreement or document shall be construed as references to such agreement or document as varied, amended, novated or supplemented from time to time. In addition, as used in this Pledge Agreement:

“Secured Obligations” means the obligation of the Pledgor to pay the Second Tranche Payment in accordance with the SPA.

Section 2.	Establishment of Pledge

The Pledgor hereby pledges to the Pledgees by way of first priority registered pledge (the “Pledge”, deungrok-jilkwon in Korean), all of its right, title and interest in the Subject Shares, and the Pledgees hereby accept such Pledge of the Subject Shares, as collateral security for the due and punctual performance and discharge in full of the Secured Obligations. For the avoidance of doubt, subject to the provisions of this Pledge Agreement, the Pledge shall cover and apply to any and all right or property arising out of the Subject Shares after the execution of this Pledge Agreement, including, without limitation, (i) any shares of the Company resulting from the subdivision, consolidation or reclassification of the Subject Shares, (ii) any dividend or other property distributed from the Subject Shares and (iii) any rights or payments in respect of the Subject Shares arising from the dissolution or liquidation of the Company.

Section 3.	Pledgor’s Representations and Warranties

The Pledgor, on the date hereof and throughout the term of this Pledge Agreement, represents and warrants to the Pledgees that as of the date hereof:

(a)	it has the corporate power and authority to execute and deliver this Pledge Agreement and to perform its obligations hereunder. The execution and delivery by it of this Pledge Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate or other action on the part of the Pledgor. This Pledge Agreement has been duly executed and delivered by the Pledgor, and assuming due authorization, execution and delivery by the Pledgees, this Agreement constitutes a valid and binding agreement of the Pledgor, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles;

(b)	the execution, delivery and performance by the Pledgor of this Pledge Agreement will not: (a) violate any provision of charter, bylaws, articles of incorporation or other constitutional documents of the Pledgor, (b) violate any applicable Law or Governmental Approval applicable to the Pledgor or any of its properties or assets or (c) constitute a breach of any material contract or obligations legally binding on the Pledgor.

Section 4.	Pledgor’s Obligations

4.1	The Pledgor shall cause the Company to (i) record the names of the Pledgees in all share certificates representing the Subject Shares as the pledgees of the Subject Shares and deliver the same to the Pledgees and (ii) record the names and addresses of the Pledgees in the shareholders registry of the Company as the pledgees of the Subject Shares and deliver a certified copy of such shareholders registry to the Pledgees.

2

4.2	The Pledgor shall do all such acts as may be reasonably necessary in order for the Pledgees to be able to enforce the pledge over the Subject Shares without any further consent, authorization or action by the Pledgor, including, but not limited to, executing and delivering to the Pledgees the consent or any other document necessary for disposal of the Subject Shares.

4.3	The Pledgor shall do all such acts as may be necessary to preserve the Pledge of the Subject Shares including, causing the Company to indicate in its shareholder’s registry that all of the Subject Shares have been pledged to the Pledgees and to ensure that such indication is not removed, except with the prior consent of the Pledgees. The Pledgor shall not assign, transfer, sell, further pledge or otherwise encumber the Subject Shares except as provided herein.

Section 5.	Enforcement by the Pledgees

5.1	Upon the failure of the Pledgor to make the Second Tranche Payment in full, the Pledgees shall become forthwith entitled to put into force and to exercise all or any of the rights and power possessed by them as pledgees of the Subject Shares, including without limitation, the power to:

(a)	exercise, to the extent permitted by applicable Law, all voting, consensual and other powers of ownership pertaining to the Subject Shares as if the Pledgees were the sole and absolute owners thereof (and the Pledgor agrees that at such time and upon the request of the Pledgees it will take all such actions as may be necessary to give effect to such right);

(b)	demand, sue for, collect or receive, in the name of the Pledgees or the Pledgor, any money or property at any time payable or receivable on account of or in exchange for any of the Subject Shares, but shall be under no obligation to do so;

(c)	to the extent permitted by applicable Law, assign, sell or otherwise dispose of the Subject Shares to such person, at a public or a private sale, and upon such terms as the Pledgees may reasonably determine, and the Pledgees or anyone else may be the purchaser, pledgee or recipient of any or all of the Subject Shares and thereafter hold the same absolutely, free from any claims or rights whatsoever, including any rights of redemption, of the Pledgor; and

(d)	upon notice to the Pledgor, elect to acquire title to the Subject Shares in lieu of a public or private sale pursuant to Section 5.1(c), and upon such election, the Pledgees shall be deemed to have acquired good and valid title to the Subject Shares, the Secured Obligations shall be deemed to have been paid in full and the Parties shall do all such acts as may be necessary to effectuate such transfer of title, including the following: (i) record the names of the Pledgees as the owner of the Subject Shares in all share certificates representing the Subject Shares, (ii) record the names and addresses of the Pledgees as owners in the shareholders registry of the Company in respect of the Subject Shares and (iii) remove the Pledge from the share certificates representing the Subject Shares and the Company’s shareholders’ registry.

3

5.2	If the proceeds (as defined below) of such sale, collection or other realization of all or any part of the Subject Shares pursuant to Section 5.1 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Pledgor shall remain liable for such deficiency.

5.3	The Pledgees shall incur no liability as a result of the sale of the Subject Shares or any part thereof, at any public or private sale (for the avoidance of any doubt, including, but not limited to, sale of the Subject Shares to the Pledgees themselves) pursuant to Section 5.1 hereof if such sale is conducted in a commercially reasonable manner and in compliance with the applicable Law. The Pledgor hereby waives any claims against the Pledgees arising by reason of the fact that the price at which the Subject Shares were sold may be less than the price at which it could have been sold otherwise, provided that such sale was conducted in a commercially reasonable manner pursuant to terms, including pricing terms, that are commercially reasonable, and in compliance with applicable Law.

5.4	The Proceeds of any sale or other realization of all or any part of the Subject Shares shall be applied by the Pledgees:

(a)	first, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Pledgees and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Pledgees in connection therewith;

(b)	next, to the payment in full of the Secured Obligations; and

(d)	finally, to the payment to the Pledgor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

As used in this Section 5, the “Proceeds” shall mean cash, securities and other property realized in respect of, and distributions in kind of, the Subject Shares, including any thereof received under any reorganization, liquidation or adjustment of debt of the Pledgor.

Section 6.	Attorney-in-Fact and Further Assurance

6.1	The Pledgor hereby irrevocably appoints the Pledgees its true and lawful attorneys-in-fact with full power to require, demand and receive any and all moneys and claims for money due and to become due under or with respect to the Subject Shares and to take any action or execute any instrument which the Pledgees may deem necessary to accomplish the purpose hereof; provided, that the Pledgees shall not exercise the authority conferred above unless the Pledgor has failed to fulfill the Secured Obligations.

6.2	The Pledgor agrees that at any time and from time to time upon the written request of the Pledgees, it shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Pledgees may reasonably request in order to enable the Pledgees to exercise and enforce their rights and remedies hereunder with respect to the Subject Shares pledged by this Pledge Agreement.

4

Section 7.	Termination and Release of the Subject Shares

This Pledge Agreement shall terminate on the date on which all Secured Obligations shall have been unconditionally and irrevocably paid and discharged in full. Upon termination of this Pledge Agreement, the Pledgees shall promptly release and discharge the Pledge created hereunder and do all such acts as may be reasonably necessary in order to effectuate such release.

Section 8.	Miscellaneous

8.1	Notices. All notices, requests and other communications hereunder shall be given in the manner and to the addresses specified in the SPA.

8.2	Severability. If any of the provisions of this Pledge Agreement shall contravene any Law or be held invalid, this Pledge Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

8.3	Amendments, Changes and Modifications. This Pledge Agreement shall not be amended, changed, modified, altered or terminated without the written consent of the Pledgor and the Pledgees.

8.4	Counterparts. This Pledge Agreement may be executed in multiple counterparts, each of which, when executed, shall constitute an original but all of which together shall constitute one and the same instrument.

8.5	Heading. Headings and titles herein are for convenience only and shall not affect the construction or interpretation of this Pledge Agreement.

8.6	Entire Agreement. This Pledge Agreement, together with the SPA, is intended by the parties as the written final expression of each party's obligations and rights in connection with the Pledge of the Subject Shares and supersedes all prior and contemporaneous understandings or agreements concerning the subject matter hereof.

8.7	Conflict. In the case of a conflict between the provisions of this Pledge Agreement and the provisions of the SPA, the provisions of the SPA shall prevail.

8.8	No Waiver. Neither failure to exercise, nor any delay in exercising on the part of the Pledgees, any rights, power or privilege hereunder shall operate as a waiver thereof.

8.9	Remedies Cumulative. The rights and remedies provided herein are cumulative and may be exercised individually or concurrently, and are not exclusive of any other rights or remedies provided by Law.

8.10	Governing Law and Jurisdiction. This Pledge Agreement and the security created pursuant hereto shall be governed by the Laws of Korea in all respects, including matters of construction, validity and performance. The parties hereto agree that any legal action or proceeding arising out of or relating to this Pledge Agreement may be brought in the Seoul Central District Court in Seoul, Korea.

[Signature pages follow]

5

IN WITNESS WHEREOF, the parties hereto have caused this Share Pledge Agreement to be duly executed as of the day and year first above written.

PLEDGOR

SJ Holdings, Inc.

By:	/s/ Ha Byung Jo
Name: Ha Byung Jo
Title: CEO

PLEDGEES:

Tower Automotive Holdings Asia B.V.

By:	/s/ James C. Gouin
Name: James C. Gouin
Title: Director

By:	/s/ Miljko Rajkovic
Name: Miljko Rajkovic
Title: Director

Tower Automotive International Holdings B.V.

By:	/s/ James C. Gouin
Name: James C. Gouin
Title: Director

By:	/s/ Miljko Rajkovic
Name: Miljko Rajkovic
Title: Director

SCHEDULE I

Details of Subject Shares

SEOJIN INDUSTRIAL CO., LTD

Shareholder	Type of Shares	Number of Shares
SJ HOLDINGS, INC.	Common Shares	4,247,370 shares of common stock; representing approximately 68.75% of all issued and outstanding common shares of the Company

Exhibit C

(Form of Tower Guaranty)

TOWER INTERNATIONAL INC.

17672 N. Laurel Park Drive, Suite 400E

Livonia, MI 48152

U.S.A.

December 28, 2012

SJ HOLDINGS, INC.

4F SECO B/D 683-136, Hannam-Dong
Yongsan-Gu, Seoul, Korea
Attention: Seong Hyun Lee

Re:	Guaranty

Ladies and Gentlemen:

By that certain Stock Purchase Agreement (the “SPA”), to be entered into on or about December 28, 2012, by and among Tower Automotive Holdings Asia BV and Tower Automotive International Holdings BV (collectively, “Sellers”) and SJ Holdings, Inc. (“Buyer”), Sellers have agreed to sell and transfer to Buyer 4,247,370 issued and outstanding shares of common stock of Seojin Industrial Company Ltd., a corporation incorporated under the laws of the Republic of Korea (the “Company”); and in connection with the SPA, Sellers have agreed to deliver this guaranty letter (the “Guaranty”) executed by Tower International Inc., a corporation organized under the laws of Delaware (the “Guarantor”; the Guarantor and Buyer, each a “Party”, and collectively, the “Parties”), in favor of Buyer. Capitalized terms used but not defined herein shall have the meanings defined in the SPA.

1.          The Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally with Sellers (yeondae-bojeung), subject to the terms and conditions set forth in this Guaranty, the indemnification obligations of Sellers under Section 7.02 (with respect solely to the representations and warranties of Sellers set forth in Section 4.09 of the SPA and the Capital Gains Tax) of the SPA.

2.          The Guarantor’s guarantee hereunder shall be subject to Buyer’s compliance with Section 7.02(c) of the SPA. If the Guarantor pays the Taxes to or on behalf of Buyer, Guarantor shall be subrogated to any rights Buyer may have in the refund in respect of such Taxes and Buyer shall, to the fullest extent permitted by applicable law, assign to the Guarantor its right to claim the refund of the amount so paid by the Guarantor such that the Guarantor would be able to receive the refund directly from the applicable Governmental Authority.

3.          Concurrently with making any claim against Sellers for indemnification, Buyer shall give written notice to the Guarantor of any such claim.

4.          Any notice, demand, request, or other communication (including service of process) to the Guarantor may be made (i) by hand delivery, (ii) by registered mail postage prepaid, or (iii) by reputable international overnight courier service, at the following address:

Tower International Inc.

17672 Laurel Park Drive North

Suite 400E

Livonia, MI 48152, USA

Attention: Legal Department

Any such notice, demand, request, or other communication shall be deemed to have been received by the Guarantor after five (5) Business Days in cases of (ii) and (iii) above, except for the actual receipt by the Guarantor at an earlier time.

5.          This Guaranty shall remain in full force and effect until all obligations of the Guarantor hereunder are performed in full and shall not be affected in any way by the absence of any action to obtain those amounts from Sellers or any other surety or to proceed against any other security provided by Sellers or any other person or entity; provided, however, that it is expressly understood and acknowledged that the Guarantor’s obligation to guarantee hereunder is conditional upon Buyer making its claims in a timely manner and in accordance with Section 7.02 of the SPA. This Guaranty shall continue in full force and effect with respect to all claims for Losses which have been made by Buyer to Sellers until all obligations of the Guarantor hereunder are performed in full.

6.          The Guarantor may NOT assign its rights or delegate its obligations under this Guaranty, in whole or in part, without the prior written consent of Buyer, and any purported assignment or delegation absent such consent is void; provided, however, that, upon any such delegation and assumption of obligations with the prior written consent of Buyer, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption. Buyer may NOT assign its rights or delegate its obligations under this Guaranty, in whole or in part, without the prior written consent of the Guarantor, and any purported assignment or delegation absent such consent is void.

7.          The Guarantor agrees and acknowledges that (i) the dissolution, winding-up, liquidation, bankruptcy, or insolvency of Sellers, (ii) any time, indulgence, concession, waiver, or consent at any time provided to Sellers, (iii) any amendment or modification to the SPA, or (iv) except as otherwise set forth in this Guaranty, the enforcement or absence of enforcement of any terms of the SPA will not affect the Guarantor’s guarantee obligation hereunder.

8.          The Guarantor warrants to Buyer with respect to itself that:

(a)          It is a corporation duly established, existing, and in good standing under the laws of its jurisdiction of organization;

(b)          It has the right, power, and authority to execute and deliver this Guaranty and to carry out its obligations hereunder;

(c)          The execution, delivery, and performance of this Guaranty have been duly authorized, and no other proceeding, authorization, or approval on the part of the Guarantor is necessary to authorize the execution and delivery of this Guaranty, nor will the execution, delivery, and performance of this Guaranty conflict with (i) any agreement binding on it or its assets, (ii) its constitutive documents, or (iii) any applicable law;

(d)          All Governmental Approval necessary for the execution, delivery, and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery, and performance of this Guaranty;

(e)          This Guaranty has been duly executed and delivered on behalf of the Guarantor and is a legal, valid, and binding obligation of the Guarantor and enforceable against the Guarantor in accordance with the terms herein, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

9.          THIS GUARANTY SHALL BE GOVERNED, CONSTRUED AND INTERPRETED AS TO VALIDITY, ENFORCEMENT AND IN ALL OTHER RESPECTS IN ACCORDANCE WITH THE LAWS OF KOREA. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE, BUYER EXPRESSLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE SEOUL CENTRAL DISTRICT COURT OF KOREA FOR ALL PURPOSES IN CONNECTION HEREWITH. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE, BUYER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREON AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS.

10.         This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts (including by telecopy or .pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first above written.

Very truly yours,

TOWER INTERNATIONAL INC.

By:	/s/ Mark M. Malcom
Name: Mark M. Malcom
Title: President & CEO

[Signature Page to Guaranty]

Acknowledged and agreed:

SJ HOLDINGS, INC.

By:	/s/ Ha Byung Jo
Name: Ha Byung Jo
Title: CEO

[Acknowledgement and Acceptance re: Guaranty]

Exhibit D

(Terms and Conditions of Transition Services)

Service		Cost Sub-	Short	Service Description of the Transition	Transition Period	Cost in			Monthly
#	Category	Category	Description	Services	(Length of Service)	TSA	Frequency	Provider	Charge	Cost Basis of the Fees
1	Infrastructure	Support and Equipment charges	Desktop devices and support (includes desktop and network printers) Server support LAN/WAN support

Tower will continue to provide desktops and support services for equipment provided by Tower to assist Seojin local IT at Seojin locations until the end of the transition period. Inclusive of this support are the standard desktop and local area network applications already installed on the desktops and laptops, and local servers and software provided by Tower to allow Tower to provide support.

Tower will continue to provide server access and support services for equipment, such as production servers for core and shared applications, file/print servers, and storage provided by Tower to Seojin locations until the end of the applicable length of service[1]

					0-6 months and must be in place until all services are transitioned away from Tower support	Actual out of pocket costs and support colleagues	Monthly	Tower	$67,000	Charges based on colleagus to support the Tower IT infrastructure including the IT helpdesk, LAN assistance, Hardware depreciation and other data center costs. Current monthly average cost for all Tower IT hardware is $67,000/month

2	Infrastructure	WAN Cost	AT&T EVPN line and support	Tower will bill Seojin for WAN access until the lines are cancelled from AT&T	0-6 months and must be in place until all services are transitioned away from Tower support	Actual out of pocket costs from AT&T	Monthly	Tower / AT&T	$18,000	Current monthly cost is $18,000

3	Infrastructure	Email	Google mail	Tower will provide access to Seojin employees to Google mail until the end of applicable length of service or Seojin transitions to their own Google contract or to another provider	0-6 months	Actual out of pocket costs from Google	Monthly	Tower	$1,126	Costs are based on $4.17 per user per month. For the current usage count of 270 users the monthly cost is $1,126

i

Exhibit D

(Terms and Conditions of Transition Services)

Service		Cost Sub-	Short	Service Description of the Transition	Transition Period	Cost in			Monthly
#	Category	Category	Description	Services	(Length of Service)	TSA	Frequency	Provider	Charge	Cost Basis of the Fees
4	Business Applications	QAD - MFG/PRO	Named User Licenses	ERP Manufacturing / Finance software used by Seojin. Usage until the end of the specified length of service allowed or until buyer purchases licenses from software manufacurer or until buyer transitions to another software package[1]	0-6 months	Actual out of pocket costs and support colleagues	Monthly	Tower	$6,000	Current monthly average cost is $6,000 for software maintenance and support colleagues. Amount may change based on usage. Current usage is 86 named users

5	Business Applications	QAD - EAM (MLS)	Named User Licenses	Capital, Tooling and MRO Purchasing & Inventory software used by Seojin. Usage until the end of the specified length of service allowed or until buyer purchases licenses from software manufacurer or until buyer transitions to another software package. Cannot be used without QAD- MFG/PRO[1]	0-6 months (must have QAD MFG/PRO)	Actual out of pocket costs and support colleagues	Monthly	Tower	$4,000	Current monthly average cost is $4,000 for software maintenance and support colleagues. Amount may change based on usage. Current usage is 18 concurrent users

6	Business Applications	Hyperion/BPC	Shared Global License	Consolidation software used by Seojin. Usage until the end of the specified length of service allowed or until consolidation is not needed[1]	0-6 months	Actual out of pocket costs.	Monthly	Tower	$2,500	Current monthly average cost is $2,500 for software maintenance

7	Business Applications	PeopleSoft	Named User Licenses	HR software used by Seojin for employee survey and evaluations. Usage until the end of the specified length of service allowed or until colleague and performance reviews are not needed[1]	0-6 months	Actual out of pocket costs and support colleagues	Monthly	Tower	$1,100	Current monthly average cost is $1,100 for software maintenance and support colleagues

ii

Exhibit D

(Terms and Conditions of Transition Services)

Service		Cost Sub-	Short	Service Description of the Transition	Transition Period	Cost in			Monthly
#	Category	Category	Description	Services	(Length of Service)	TSA	Frequency	Provider	Charge	Cost Basis of the Fees
8	Engineering Applications	Catia	Shared Global License	Product design (CAD) software used by Seojin. Usage until the end of the specified length of service allowed or until buyer purchases licenses from software manufacurer[1]	0-6 months	Actual out of pocket costs	Monthly	Tower	$5,000	Current monthly average cost is $5,000 for software maintenance. Amount may change based on usage

9	Engineering Applications	Formingtech	Shared Global License	Metal Forming simulation software used by Seojin. Usage until the end of the specified length of service allowed or until buyer purchases licenses from software manufacurer[1]	0-6 months	Actual out of pocket costs	Monthly	Tower	$3,000	Current monthly average cost is $3,000 for software maintenance. Amount may change based on usage

10	Engineering Applications	AutoCAD	Shared Global License	2D Tool design (CAD) software used by Seojin. Usage until the end of the specified length of service allowed or until buyer purchases licenses from software manufacurer. Seojin has some local licenses[1]	0-6 months	Actual out of pocket costs	Monthly	Tower	$1,000	Current monthly average cost is $1,000 for software maintenance. Amount may change based on usage

11	Projects	Transition related project or special support	IT Projects	Tower will bill Seojin for projects to be delivered by Tower IT upon request (e.g., assistance with setting up their stand-a- lone infrastructure, Migration services including data files, new security setup, etc)	0-6 months	Manpower at $125/hr plus expenses	Monthly	Tower	Var	Costs are variable based on project scope and definition. Costs based on actual documented charges

iii

Schedule 2

(Expatriate Employees in the People’s Republic of China)

Name	Title
J.S. Kang	Operations Director
H.J. Lee	CI Specialist

i